SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 16, 1998

                        Intelligent Medical Imaging, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

                               1-14190 65-0136178
           (Commission File Number) (IRS Employer Identification No.)


        4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, FL 33410
                         (Address of Principal Executive
                               Offices) (Zip Code)

                                 (561) 627-0344
              (Registrant's Telephone Number, Including Area Code)

Item 5.  Other Events.

Throughout 1998, the Company has experienced a reduction in revenue and increased costs that have adversely affected the Company's current results of operations and liquidity. In addition, the closing price of the Company's common stock has recently been below the Nasdaq National Market minimum requirement on a consistent basis. In the event the price of the Company's common stock continues to close below the Nasdaq National Market minimum price for a sufficient length of time so as to cause the Company to not meet the Nasdaq National Market continued inclusion requirements for minimum bid price and the Company is not able to rectify such non-compliance in accordance with Nasdaq rules and regulations, Nasdaq can delist the Company's common stock. Failure of the Company's common stock to be listed for trading on Nasdaq constitutes an event of default under the Company's convertible debenture agreement under which $3 million of convertible debentures are outstanding at October 9, 1998. In the event of default under the convertible debenture agreement, the full principal amount of the debentures, together with all accrued interest thereon, would become immediately due and payable in cash. These developments and the terms of the lending arrangement could limit the ability of the Company to make further borrowings under this agreement, further adversely impacting the Company's liquidity. As a result of these issues, the Company's financial statements for the year ended December 31, 1997 and an updated accountants' report and an updated Management's Discussion and Analysis thereon are filed herewith as exhibits to this Form 8-K.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)   Not applicable
(b)   Not applicable
(c)   Exhibits:

Exhibit Number
                                  Exhibit Title

   99.1 Financial Statements of Intelligent Medical Imaging, Inc. for the year ended December 31, 1997

   99.2  Management's Discussion and Analysis for the year ended
         December 31,1997

                                    SIGNATURE

     Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Intelligent Medical Imaging, Inc.
                                   Registrant

                                   By: /s/ Tyce M. Fitzmorris
                                   --------------------------
                                           Tyce M. Fitzmorris,
                                           President and Chief Executive Officer
Dated:October 16, 1998

                                  EXHIBIT 99.1


ITEM 7.  FINANCIAL STATEMENTS

Financial statements required by this item can be found at the pages listed in the following index:


                                                                        PAGE

Report of Independent Certified Public Accountants                        2

Balance Sheets at December 31, 1997 and 1996                              3

Statements of Operations for the years ended
December 31, 1997, 1996 and 1995                                          4

Statements of Shareholders' Equity (Net Capital Deficiency)
for the years ended December 31, 1997, 1996 and 1995                      5

Statements of Cash Flows for the years ended December 31, 1997,
1996 and 1995                                                             6

Notes to Financial Statements                                             8

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Intelligent Medical Imaging, Inc.

We have audited the accompanying balance sheets of Intelligent Medical Imaging, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 9, 1998, the Company, as discussed in Note 16, has experienced a reduction in revenue and increased costs that have adversely affected the Company's current results of operations and liquidity. In addition, the price of the Company's common stock has recently closed below the Nasdaq National Market minimum requirement on a consistent basis. In the event the price of the Company's common stock continues to close below the Nasdaq National Market minimum price for a sufficient length of time so as to cause the Company to not meet the Nasdaq National Market continued inclusion requirements for minimum bid price and the Company is not able to rectify such non-compliance in accordance with Nasdaq rules and regulations, Nasdaq can delist the Company's common stock. Failure of the Company's common stock to be listed for trading on Nasdaq constitutes an event of default under the Company's convertible debenture agreement under which $3 million of convertible debentures were outstanding at October 9, 1998. In the event of default under the convertible debenture agreement, the full principal amount of the debentures, together with all accrued interest thereon, would become immediately due and payable in cash. These developments and the terms of the lending arrangement could limit the ability of the Company to make further borrowings under this agreement. Note 16 describes management's plans to address these issues.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelligent Medical Imaging, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with general accepted accounting principles.


                                                   /s/ ERNST & YOUNG LLP
                                                   ---------------------
                                                       Ernst & Young LLP

West Palm Beach, Florida
February 9, 1998, except for Note 16,
     as to which the date is October 9, 1998.

                        INTELLIGENT MEDICAL IMAGING, INC.
                                 BALANCE SHEETS


                                                                         DECEMBER 31,
                                                                   1997                   1996
ASSETS
Current assets:
   Cash                                                     $     853,164           $     288,001
   Investments available-for-sale                               6,230,009              24,793,872
   Accounts receivable, net of allowance
        for uncollectible accounts of
        $40,000 at December 31, 1997 and 1996                     671,905                 177,096
   Inventory                                                    5,933,815               3,541,993
   Prepaid expenses and other current assets                       61,799                  52,425
   Current portion of investment in sales-type leases             222,213                      --
   Accrued interest receivable                                     13,151                 159,427
                                                          ---------------           -------------

Total current assets                                           13,986,056              29,012,814

Investment in sales-type leases, net                              240,145                      --
Revenue equipment, net                                            263,632                      --
Property and equipment, net                                     2,789,693               1,666,957
Other assets                                                      126,883                  52,252
                                                           --------------         ---------------

                                                              $17,406,409             $30,732,023
                                                              ===========             ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                            $1,298,811              $1,062,979
   Accrued salaries and benefits                                  394,190                 319,217
   Other accrued liabilities                                      101,816                 421,132
   Current portion of deferred revenue                             74,673                      --
   Accrued contract settlement costs                                   --               2,062,000
                                                          ---------------               ---------

Total current liabilities                                       1,869,490               3,865,328

Deferred revenue                                                  219,574                      --

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value--
   authorized 2,000,000 shares; no
   shares issued or outstanding                                        --                      --
Common stock, $.01 par value--
   authorized 30,000,000 shares;
   issued and outstanding, 11,023,938
   shares in 1997 and 10,898,055
   shares in 1996                                                 110,239                 108,981
Additional paid-in capital                                     42,537,633              42,425,306
Deferred compensation                                            (228,252)               (321,504)
Accumulated deficit                                           (27,102,275)            (15,346,088)
                                                              ------------            ------------

Total shareholders' equity                                     15,317,345              26,866,695
                                                               ----------              ----------

                                                              $17,406,409             $30,732,023
                                                              ===========             ===========




                             SEE ACCOMPANYING NOTES

                                         INTELLIGENT MEDICAL IMAGING, INC.
                                             STATEMENTS OF OPERATIONS



                                                                 YEAR ENDED DECEMBER 31,
                                                    1997                   1996                   1995
                                                    ----                   ----                   ----

Product sales, net (Note 9)                         $3,770,489             $1,460,675            $1,392,883

Cost of sales                                        3,328,394              1,227,216             1,135,499
                                                     ---------              ---------             ---------

Gross margin                                           442,095                233,459               257,384

Operating expenses:
   Selling, general and administrative               8,183,800              3,960,625             2,462,553
   Research and development                          5,022,670              2,113,565             1,793,769
   Provision for contract settlement                        --              2,062,000                    --
                                              ----------------              ---------              --------

Total operating expenses                            13,206,470              8,136,190             4,256,322
                                                    ----------              ---------             ---------

Loss from operations                               (12,764,375)            (7,902,731)           (3,998,938)

Other income (expense):
   Interest income                                   1,035,210              1,112,227                13,046
   Interest expense                                         --               (141,699)             (175,074)
                                                            --              ---------             ---------

Other income (expense)                               1,035,210                970,528              (162,028)
                                                     ---------                 -------            ---------

Loss before extraordinary item                     (11,729,165)            (6,932,203)           (4,160,966)

Extraordinary item--gain on early
extinguishment of debt                                      --                 76,475               173,575
                                                            --                -------              -------

Net loss                                          $(11,729,165)           $(6,855,728)          $(3,987,391)
                                                  =============           ============         ============

Loss per common share-basic and diluted:
   Before extraordinary item                            $(1.07)                 $(.70)                $(.73)

   Extraordinary item--gain on early
   extinguishment of debt                                   --                    .01                   .03
                                                            ==                    ===                   ===

   Net loss per common share-basic and diluted          $(1.07)                 $(.69)                $(.70)
                                                       =======                 ======                ======

Weighted average number of common shares
outstanding                                         10,952,330              9,937,440             5,720,640
                                                    ==========              =========             =========






                                              SEE ACCOMPANYING NOTES

                        INTELLIGENT MEDICAL IMAGING, INC.
           STATEMENTS OF SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)




                                                                                                                       TOTAL
                                                                                                                       SHAREHOLDERS'
                                                  COMMON STOCK            ADDITIONAL                                   EQUITY (NET
                                                                          PAID-IN       DEFERRED          ACCUMULATED  CAPTIAL
                                              SHARES        AMOUNT        CAPITAL       COMPENSATION      DEFICIT      DEFICIENCY)

Balance at January 1, 1995                   3,959,970       $39,599     $2,040,581             $--      $(4,560,996)   $(2,480,816)
Issuance of $.01 par value common
 stock from conversion of notes payable        464,988         4,650        925,350              --               --        930,000
Issuance of $.01 par value common
 stock, net of issuance costs
 of $387,639                                 2,264,598        22,647      4,118,910              --               --      4,141,557
Exercise of stock options                      104,190         1,041          2,432              --               --          3,473
Issuance of $.01 par value common
 stock for services rendered                    49,500           495        164,505                                         165,000
Issuance of stock options to
 purchase 140,250 shares of
 common stock                                       --            --        404,512        (401,357)              --          3,155
Net loss                                            --            --             --              --       (3,987,391)    (3,987,391)
                                           -----------     ---------      ---------      ----------      -----------     -----------

Balance at December 31, 1995                 6,843,246        68,432      7,656,290        (401,357)      (8,548,387)    (1,225,022)
Issuance of $.01 par value
 common stock, net of issuance
 costs of $3,668,565                         3,450,000        34,500     34,246,935              --               --     34,281,435
Issuance of $.01 par value
 common stock from conversion
 of notes payable                              274,389         2,744        297,256              --               --        300,000
Exercise of stock options                      117,750         1,178         94,913              --               --         96,091
Exercise of stock purchase
 warrants                                      212,670         2,127        115,932              --               --        118,059
Issuance of stock options to
 purchase 6,000 shares of
 common stock                                       --            --         13,980         (10,480)              --          3,500
Amortization of deferred
 compensation                                       --            --             --          90,333               --         90,333
Adjustments for unrealized
 gains on securities available-
 for-sale                                           --            --             --              --           58,027         58,027
Net loss                                            --            --             --              --       (6,855,728)    (6,855,728)
                                            ----------      --------    -----------      ----------      -----------     -----------

Balance at December 31, 1996                10,898,055       108,981     42,425,306        (321,504)     (15,346,088)    26,866,695
Exercise of stock options                      102,811         1,028         92,005              --               --         93,033
Exercise of stock purchase warrants             23,072           230         20,322              --               --         20,552
Amortization of deferred compensation               --            --             --          93,252               --         93,252
Adjustments for change in unrealized
 gains on securities available-for-sale             --            --             --              --          (27,022)       (27,022)
Net loss                                            --            --             --              --      (11,729,165)   (11,729,165)
                                           -----------    ----------    -----------      ----------     ------------    ------------
Balance at December 31, 1997                11,023,938      $110,239    $42,537,633       $(228,252)    $(27,102,275)   $15,317,345
                                           ===========    ==========    ===========      ==========     ============    ===========



                             SEE ACCOMPANYING NOTES

7
                                         INTELLIGENT MEDICAL IMAGING, INC.
                                             STATEMENTS OF CASH FLOWS



                                                                                  YEAR ENDED DECEMBER 31,
                                                                             1997                  1996                  1995
                                                                             ----                  ----                  ----

OPERATING ACTIVITIES
Net loss                                                                $(11,729,165)          $(6,855,728)          $(3,987,391)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation                                                            1,025,419               299,338               169,687
   Gain on early extinguishment of debt                                           --               (76,475)             (173,575)
   Services received in exchange for common stock and stock
        options                                                               93,252                93,833               295,492
   Provision for contract settlement                                              --             2,062,000                    --
   Officers' bonus accrual                                                        --                    --               450,000
   Changes in operating assets and liabilities:
        Inventory                                                         (3,581,551)           (2,401,545)           (1,504,833)
        Accounts receivable                                                 (494,809)                4,904              (182,000)
        Prepaid expenses and other current assets                             (9,374)              (48,819)               (3,606)
        Investment in sales-type leases                                     (462,358)                   --                    --
        Accrued interest receivable                                          146,276              (159,427)                   --
        Other assets                                                         (74,631)               50,204               (98,899)
        Revenue equipment                                                   (263,632)                   --                    --
        Accounts payable                                                     235,832                28,512               423,367
        Accrued salaries and benefits                                         74,973               114,979               (40,935)
        Other accrued liabilities                                           (319,316)              316,132               105,000
        Deferred revenue                                                     294,247                    --                    --
        Accrued settlement liability                                      (2,062,000)                   --                    --
        Accrued interest payable                                                  --              (139,478)             (117,634)
        Due to related party                                                      --              (105,000)              105,000
        Customer advance                                                          --              (150,000)              150,000
                                                                          ----------              --------               -------

Net cash used in operating activities                                    (17,126,837)           (6,966,570)           (4,410,327)

INVESTING ACTIVITIES
Purchases of property and equipment                                         (958,426)             (765,296)             (224,907)
Purchases of investments available-for-sale                               (3,683,412)          (33,226,690)                   --
Sales of investments available-for-sale                                   22,220,253             8,490,845                    --
                                                                          ----------             ---------             ---------

Net cash provided by (used in) investing activities                       17,578,415           (25,501,141)             (224,907)


                             CONTINUED ON NEXT PAGE.


                                                                  YEAR ENDED DECEMBER 31,
                                                             1997            1996           1995
                                                             ----            ----           ----

FINANCING ACTIVITIES
Proceeds from sale of common stock                        $113,585      $34,495,585    $4,145,030
Proceeds from long-term notes payable
   and capitalized lease obligations                           --            60,000       160,000
Repayment of long-term notes payable
   and capitalized lease obligations                           --          (773,839)     (919,414)
Advances from factor                                           --         2,216,614            --
Repayments to factor                                           --        (2,216,614)           --
Proceeds from notes payable to related parties                 --            74,784            --
Repayment of notes payable to related parties                  --        (1,176,639)     (169,042)
                                                               --       -----------     ---------

Net cash provided by financing activities                 113,585        32,679,891     3,216,574
                                                          -------        ----------     ---------

Net increase (decrease) in cash                           565,163           212,180    (1,418,660)
Cash at beginning of year                                 288,001            75,821     1,494,481
                                                          -------            ------     ---------

Cash at end of year                                      $853,164          $288,001       $75,821
                                                         ========          ========       =======

SUPPLEMENTAL INFORMATION
Inventory transferred to property and equipment        $1,109,729          $514,733      $104,876
                                                       ==========          ========      ========

Interest paid                                                 $--          $319,073      $159,133
                                                              ===          ========      ========

Notes payable and notes payable to related
    parties converted to common stock                         $--          $300,000      $930,000
                                                              ===          ========      ========

Common stock issued in exchange for services                  $--               $--      $165,000
                                                              ===               ===      ========


                             SEE ACCOMPANYING NOTES.

                        INTELLIGENT MEDICAL IMAGING, INC.
                          NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Intelligent Medical Imaging, Inc. (IMI Florida), a Florida corporation, was incorporated on June 5, 1989, for the purpose of developing and marketing analytical instruments which provide intelligent review capabilities in automating critical medical visual processes, including microscopic imaging.

On January 16, 1996, Intelligent Medical Imaging, Inc. (IMI Delaware) was formed for the purpose of changing the Company's state of incorporation from Florida to Delaware. Also on January 16, 1996, the Board of Directors declared a three-for-one stock split, effective upon the merger described below, on IMI Delaware's common stock in the form of a 200% stock dividend, payable January 18, 1996, to shareholders of record on January 18, 1996. Effective January 17, 1996, IMI Florida was merged into IMI Delaware. IMI Delaware has 30,000,000 shares of $.01 par value common stock and 2,000,000 shares of $.01 par value preferred stock authorized for issuance. IMI Delaware and its predecessor, IMI Florida, are hereinafter referred to as the Company.

The 1995 financial statements were previously restated to reflect the newly authorized shares and to give retroactive recognition to the stock split described above.

REVENUE RECOGNITION

Revenue is generally recognized as units are shipped to customers. When customers, under the terms of specific orders, request that the Company manufacture and invoice goods on a bill and hold basis, the Company recognizes revenue based on the completion date required in the order and actual completion of the manufacturing process. At December 31, 1995, the Company had received $600,000 in payment of sales of MICRO21 systems which were recognized under a bill and hold arrangement. There were no sales under bill and hold arrangements at December 31, 1996 or 1997.

During October 1997, the Accounting Standards Executive Committee (AcSEC) of the American Institute of Certified Public Accounts issued Statement of Position 97-2 (SOP 97-2), SOFTWARE REVENUE RECOGNITION. SOP 97-2 replaces the SOP 91-1 method of distinguishing between significant and insignificant vendor obligations as a basis for recording revenue with a requirement that each element of a software licensing arrangement (e.g., post contract customer support (PCS), specified upgrades and enhancements--even on a when-and-if available basis, additional software products and services) be separately identified and accounted for based on relative fair values of each element. Further, in order to recognize revenue for each element as delivered, stringent requirements for "vendor-specific objective evidence" must be met for each element's fair value, and no remaining undelivered elements can be essential to the functionality of the delivered elements. The SOP is effective for transactions entered into in fiscal years beginning after December 15, 1997. Different informal and unauthoritative interpretations of certain provisions of SOP 97-2 have arisen. AcSEC is already deliberating amendments to SOP 97-2, including deferral of the effective date of certain provisions of the SOP so AcSEC can develop and issue an interpretation regarding the applicability and the method of application of those provisions. Because of the uncertainties relating to the outcome of these amendments, the impact on the future results of the Company is not currently determinable.

Sales to one customer, Coulter Corporation (Coulter), the Company's exclusive worldwide distributor through October 1996, accounted for 50% of the Company's sales in 1997 and all sales of equipment for the years ended December 31, 1996 and 1995 (see Note 8); therefore, the Company is subject to concentration of credit risk of its accounts receivable. The Company performs credit evaluations of this customer and does not require collateral. Sales outside of the United States accounted for 24% of total sales in 1997; sales to one customer in Japan (Coulter K.K., an affiliate of Coulter) accounted for 15% of 1997 sales. There were no sales outside of the United States in 1996 or 1995.

CASH

Deposits in banks may exceed the amount of Federal Deposit Insurance Corporation ("FDIC") insurance limits provided on such deposits. The Company periodically performs reviews of the credit worthiness of its depository banks. As of December 31, 1997, the company had approximately $578,000 of cash in excess of FDIC insurance limits.

INVESTMENTS AVAILABLE-FOR-SALE

Investments available-for-sale are carried at fair market value, with resulting unrealized holding gains and losses, net of tax, reported as a separate component of shareholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on investments available-for-sale are included in interest income. The cost of securities sold is based on the specific identification method. Interest on investments classified as available-for-sale is included in interest income.

EQUIPMENT LEASING

The Company leases equipment to customers under operating leases generally for periods of one year. The cost of revenue equipment is depreciated on a straight-line basis over three to five years. Accumulated depreciation on revenue equipment was $80,000 at December 31, 1997. The Company also leases equipment to customers under sales-type leases as defined in Statement of Financial Accounting Standards (SFAS) No. 13, ACCOUNTING FOR LEASES. The Company had no equipment leasing transactions during the year ended December 31, 1996.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from five to ten years for furniture, fixtures and office equipment and three to five years for computer equipment. Property held under capitalized leases is amortized on the straight-line method over the shorter of the terms of the related leases or the estimated useful lives of the related assets.

INVENTORY

Inventory is stated at the lower of cost (first-in, first-out) or market.

INCOME TAXES

Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

SOFTWARE DEVELOPMENT COSTS

SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, requires software development costs to be capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life and changes in software and hardware technologies. Capitalizable software development expenses have not been significant and have been expensed as incurred.

DEFERRED REVENUE

Income under service agreements is deferred and recognized over the term (primarily four to five years) of the agreement on a straight-line basis.

WARRANTY COSTS

The Company provides, by a current charge to operations, an amount it estimates will be needed to cover future warranty obligations for products sold during the year. An accrued liability for warranty costs, of approximately $64,000 at December 31, 1997 and $54,000 at December 31, 1996, is included in the caption "other accrued liabilities" in the accompanying balance sheets.

NET LOSS PER SHARE

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, EARNINGS PER SHARE, which established new standards for computing and presenting earnings per share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

All loss per share amounts have been presented to conform to the SFAS No. 128 presentation. On February 3,1998, due to the issuance of SFAS No. 128, the SEC revised its Staff Accounting Bulletin No. 83 relative to cheap stock. Consequently, net loss per share for the year ended December 31, 1994 has been restated. Stock options and warrants have not been included in the computation of diluted loss per share as the computation would not be dilutive.

For additional disclosures regarding stock options and warrants see Note 9.

STOCK-BASED COMPENSATION

The Company grants stock options for a fixed number of shares to employees primarily with an exercise price equal to the fair value of the shares on the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and accordingly, generally recognizes no compensation expense for stock options granted. In the unusual circumstance when stock option grants are issued at less than fair value, the Company recognizes compensation expense over the vesting period based on the difference between the exercise price and fair value.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. The Company will adopt SFAS No. 131 in December 1998 and has not yet assessed what the impact will be on its 1998 financial statement disclosures.

2.  NET INVESTMENT IN SALES-TYPE LEASES

The company has entered into sales-type leases of its product. Annual future lease payments under sales-type leases consist of the following:

       Year                                           Amount

       1998                                           $240,747
       1999                                             96,708
       2000                                             96.708
       2001                                             60,945
       2002                                             10,098
                                                    -----------

                                                       505,206
       Less unearned income                             42,848
                                                    -----------

       Net investment in sales type lease              462,358
       Less current portion                            222,213
                                                    ===========
                                                      $240,145
                                                    ===========


3.  INVENTORY

The components of inventory are summarized as follows:

                                                  DECEMBER 31
                                              1997            1996

Finished goods                              $3,773,526     $1,361,038
Work in process                                407,821        819,161
Raw materials                                1,752,468      1,361,794
                                             ---------      ---------

                                            $5,933,815     $3,541,993

4.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                   DECEMBER 31
                                                1997              1996

Furniture, fixtures and office equipment    $ 1,403,234      $   767,227
Computer equipment                            2,962,150        1,530,002
                                           ------------      -----------
                                              4,365,384        2,297,229

Accumulated depreciation                    (1,575,691)        (630,272)
                                           -----------      -----------

                                            $ 2,789,693       $1,666,957
                                            ===========       ==========

5.  INVESTMENTS AVAILABLE-FOR-SALE

Investments available-for-sale at December 31, 1997 and 1996 consist of the following:



                                        DECEMBER 31, 1997                                DECEMBER 31, 1996
                               -------------------------------------     -------------------------------------

                                                GROSS      ESTIMATED                      GROSS      ESTIMATED
                                              UNREALIZED     FAIR                       UNREALIZED     FAIR
                                  COST          GAIN         VALUE          COST          GAIN         VALUE

Cash and cash equivalents     $   164,708   $         0   $   164,708   $ 5,389,564   $     2,950   $ 5,392,514
U.S. Corporate bonds                    0             0             0     2,185,820        13,221     2,172,599
U.S. Government agency
   bonds and mortgages          3,677,946         5,466     3,683,412     7,525,683        18,169     7,543,852
Mortgages and asset
   backed securities            2,356,350        25,539     2,381,889     9,634,778        50,129     9,684,907
                              -----------   -----------   -----------   -----------   -----------   -----------

                              $ 6,199,004   $    31,005   $ 6,230,009   $24,735,845   $    84,469   $24,793,872
                              ===========   ===========   ===========   ===========   ===========   ===========



In accordance with SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, unrealized holding gains on investments available-for-sale of $31,005 and $58,027 at December 31, 1997 and 1996, respectively, are included as a separate component of shareholders' equity.

The contractual maturities of debt securities available for sale at December 31, 1997, regardless of their balance sheet classification, follow:

                                                                FAIR
                                      AMORTIZED COST            VALUE

Due within one year                     $3,677,946           $3,683,412
Not due at a single maturity date        2,356,350            2,381,889
                                         ---------            ---------

                                        $6,034,296           $6,065,301
                                        ==========           ==========

Gross realized gains and gross realized losses from the sale of securities classified as available-for-sale were approximately $137,000 and $450,000, respectively, for the year ended December 31, 1997. Gross realized gains and gross realized losses from the sale of securities classified as available-for-sale were not material for the year ended December 31, 1996. For the purpose of determining gross realized gains and losses, the cost of securities sold is based upon specific identification.

6.  NOTES PAYABLE TO RELATED PARTIES

On May 22, 1997, the Board of Directors authorized the Company to loan the Company's President and Chief Executive Officer up to $500,000 on a secured recourse basis. During 1997, advances of approximately $367,000 were made. All amounts advanced, including interest accrued at the rate of 8.5% per annum, were repaid as of December 31, 1997.

In January 1998, $196,000 was advanced to the Company's President and $424,000 was advanced to a member of the Board of Directors. These advances, which are secured by shares of the Company's common stock and bear interest at the rate of prime plus 1% per annum, are due 90 days from the date of the first advance.

On June 30, 1995, a note payable to a related party of $202,500, including accrued interest of $2,500 at December 31, 1994, was converted to common stock at a conversion price of $2 per share.

The Company repaid approximately $339,000 of debt in 1996 with the proceeds of its initial public offering of common stock in connection with: (i) a 12% unsecured note payable to a shareholder, principal and interest due in monthly installments of $10,000 through October 1997; (ii) an 11% unsecured note payable to a shareholder, payable in full on demand; and (iii) 11% unsecured notes payable to shareholders, principal and interest due December 31, 1996. In addition, a $300,000, 10% promissory note payable to a shareholder, due July 1, 1996, secured by a security interest in the Company's technology and computer equipment was converted in 1996 to common stock at a conversion price of $1.09 per share.

Interest expense on notes payable to related parties and amounts due to related party, discussed in Note 7, amounted to approximately $15,000 and $75,000 for the years ended December 31, 1996 and 1995, respectively. No interest was incurred for the year ended December 31, 1997.

7.  NOTES PAYABLE

In June 1993, the Company executed a Letter of Understanding with XL Vision, Inc. (XL Vision), under which XL Vision agreed to manufacture MICRO21 system design units. During 1993 and 1994, XL Vision advanced $925,000 to the Company representing debt and an equity investment. Most of the advances were evidenced by promissory notes payable on demand within 30 days' notice. In addition to amounts advanced, XL Vision incurred costs in developing hardware for the MICRO21 system. The parties were unable to agree to definitive terms for the equity investment and their manufacturing relationship and on July 23, 1994, a settlement agreement was reached whereby the Company issued an $825,000 secured convertible promissory note payable (the $825,000 Note), a $500,000 noninterest-bearing secured promissory note payable (the $500,000 Note) and a $220,000 purchase order (the Purchase Order) to XL Vision. During 1994, the purchase order was paid in full. The $825,000 Note bore interest at prime plus 3% and was payable in the amount of $550,000 on July 23, 1996, and all remaining principal on July 23, 1997, subject to certain prepayment provisions based on future sales or leases of the MICRO21 system. On July 28, 1995, XL Vision accepted $775,000 in full payment of the $825,000 note (which had an outstanding principal balance of $815,000 at the time of payoff), plus accrued interest of $133,575 through the date of the settlement. This agreement resulted in an extraordinary gain of approximately $173,575 in 1995. During 1996, XL Vision accepted $423,525 in full payment of the $500,000 note. This agreement resulted in an extraordinary gain of $76,475 in 1996.

Notes payable at December 31, 1995 consisted of $160,000, 12% unsecured notes payable under the Coulter Agreement (see Note 8) which provided for borrowings of $20,000 per unit sold, up to a maximum of $1,100,000, with monthly payments over a five-year period beginning one year after the sale of the unit or receipt of proceeds from the borrowing. As of December 31, 1995, monthly installments of $4,010 were to begin in December 1996; however, the note was paid in full during 1996.

On January 3, 1995, notes payable outstanding at December 31, 1994 of $730,000 bearing interest of 18% were converted to common stock at a conversion price of $2 per share.

At December 31, 1994, the Company also had notes payable of $75,000 and $39,000, including accrued interest of $8,020, bearing interest at 11% and 18%, respectively. On January 3, 1995 and April 24, 1995, the notes totaling $75,000 and $39,020, respectively, and the related accrued interest were repaid.

8.  DUE TO RELATED PARTY

In December 1995, the Board of Directors approved bonuses to certain officers totaling $450,000. These bonuses were paid upon the completion of the Company's initial public offering in March 1996.

At December 31, 1993, the Company recorded accrued salaries, benefits and related interest (computed at an annual rate of 11%) payable to a shareholder totaling $275,000. This amount accrued interest at the prime rate as stated by a local bank (8.75% at December 31, 1995). At December 31, 1995, this obligation was classified as long term and included accrued interest of $37,897. The note became due and payable ten days after the date on which the Company consummated its initial registered public offering of shares of its common stock. During 1996, this note and the accrued interest were paid in full.

Interest expense on amounts due to related party amounted to approximately $5,700 and $24,000 for the years ended December 31, 1996 and 1995, respectively. No interest was incurred for the year ended December 31, 1997.

On December 1, 1993, the Company entered into a six-month consulting agreement with a member of the Company's Board of Directors (the Consulting Firm) to identify and introduce the Company to lease/financing participants or marketing partners. A monthly retainer of $4,000 per month accrued, without interest, until the earlier of December 1, 1994, or the Company's receipt of $500,000 in net revenue under this agreement. This agreement was amended in May 1995, retroactive to December 1994, and the monthly retainer was increased to $8,500 per month through December 31, 1995. The agreement included a success fee based on revenue; however, in October 1995, the agreement was amended, extending the term through December 31, 1999, and providing for monthly payments of $12,500 during 1996 and $8,500 from 1997 through 1999, and eliminating the success fee. The Company incurred expenses of $129,676, $150,000, and $102,000, for the years ended December 31, 1997, 1996, and 1995, respectively, under this agreement.

Effective   December  1,  1993,  the  Company  entered  into  another  six-month consulting agreement with the president of the Consulting Firm who agreed to provide consulting advice and introductions for strategic planning. As compensation for the services to be provided, in January 1994, the Company issued 385,764 shares of common stock with a fair market value of $257,176, as determined by the Board of Directors, for $2,500. In accordance with the agreement, these shares were earned pro rata at the completion of each six-month period. Compensation expense of $127,337 was recognized in 1995, under this agreement which was terminated effective November 30, 1995.

9.  COMMITMENTS AND CONTINGENCIES

In August 1995, the Company entered into an exclusive sales and distribution agreement with Coulter which was amended in January 1996 (the Coulter Agreement). Under the agreement, Coulter was committed to purchase a specified minimum number of systems by March 31, 1996, for approximately $4,000,000, of which $2,600,000 and $1,400,000 was sold by the Company in 1996 and 1995, respectively. Subsequent to March 31, 1996, under the Coulter Agreement, the Company was committed to deliver a specified minimum number of systems at a specific sales price through August 31, 2000, provided that the MICRO21 system met "market requirements," as to the first contract year ended August 31, 1996, and subject to modification of minimum purchase amounts by mutual agreement due to market conditions for subsequent periods through August 31, 2000.

On September 30, 1996, Coulter unilaterally revoked its previous commitment to purchase $5,500,000 of MICRO21 systems during the third and fourth quarters of 1996. On October 1, 1996, the Company gave Coulter written notice of termination of the Coulter Agreement and, following the expiration of applicable cure periods, written notice that the Company deemed the Coulter Agreement to be terminated.

As a result of Coulter's revocation of its commitment to purchase any MICRO21 systems during the third and fourth quarters of 1996, the Company did not realize any product sales during these periods. The Company's business, results of operations and financial condition in 1996 were adversely affected by Coulter's failure to meet the minimum purchase requirements set forth in the Coulter Agreement, Coulter's unilateral revocation of its commitment to purchase $5,500,000 of MICRO21 systems in the third and fourth quarters of 1996, and by uncertainty in the marketplace related to the Company's relationship with Coulter.

On March 27, 1997, the Company and Coulter entered into a settlement agreement (the "Settlement Agreement") in which the parties agreed that the Coulter Agreement was terminated and that the Company would pay Coulter approximately $4,600,000, subject to certain offsets, in exchange for: (i) the return of twenty-six of Coulter's used MICRO21 systems and certain spare parts and equipment; (ii) the assignment to the Company of four of Coulter's customer contract receivables; and (iii) reimbursement to Coulter for certain costs in connection with the sale and marketing of the MICRO21 system. Under the terms of the Settlement Agreement, the Company granted Coulter the right to purchase MICRO21 systems for distribution worldwide on a nonexclusive basis, at prices to be set by the Company, and the Company and Coulter agreed to arrangements for the provision of service and support to end users of MICRO 21 systems. To the extent and for so long as the Company sells MICRO21 systems through other distributors, Coulter will have the right to purchase MICRO21 systems on the same terms on a country by country basis. In addition, the Company agreed to sell up to twenty-one MICRO21 systems to Coulter at a special discounted price and Coulter agreed to purchase four MICRO21 systems promptly for placement in Japan. The Settlement Agreement reinstated the following provisions from the Coulter Agreement: (i) the Company has agreed to license its proprietary software and technology to Coulter for its sale or lease of the MICRO21 system and (ii) the Company is required to indemnify Coulter for any injury to person or property resulting from the design or manufacture of the MICRO21 system and to maintain product liability insurance with a minimum coverage of $5 million with respect to any such injury. As a result of the Settlement Agreement, the Company recorded, as of December 31, 1996: (i) a sales allowance of $1,938,000 representing the portion of the settlement amount estimated to represent a credit for the return of 26 MICRO21 systems and certain spare parts and equipment that were returned by Coulter and (ii) a provision for settlement costs of $2,062,000 representing the amount to be paid to Coulter, for items other than the return of 26 MICRO21 systems and certain spare parts and equipment.

In 1997, the Company paid Coulter Corporation ("Coulter") $3,600,000 in exchange for the return of 26 of Coulter's used inventory of MICRO21 Systems and reimbursement to Coulter for certain costs incurred in connection with the sale and marketing of MICRO21 Systems in accordance with the terms of the Settlement Agreement. In the Settlement Agreement, the Company also agreed to pay Coulter approximately $1,000,000, subject to certain offsets, in exchange for: (1) the return of certain spare parts and equipment and (ii) the assignment of four of Coulter's customer contract accounts receivable. In November 1997, the Company paid Coulter $1.2 million in final settlement, in exchange for the assignment of four customer contract accounts receivable with a net present value of $900,000. The return of six additional MICRO21 units purchased by Coulter in 1997, prior to the Settlement Agreement offset by amounts due to the Company from Coulter.

On November 1, 1996, the Company entered into a Product Integration Agreement, an agreement whereby the Company committed to purchase approximately $829,000 of equipment from DiaSys (DiaSys) Corporation to be integrated into the MICRO21 system workstation. As of December 31, 1996, the Company had purchased $21,000 of product and was committed to purchase approximately $808,000 of equipment under the agreement. On June 17, 1997, the Company notified DiaSys that it was terminating the DiaSys Agreement due to DiaSys' material breaches of the DiaSys Agreement. The Company also rejected all goods delivered by DiaSys to the Company as non-conforming. DiaSys expressed its disagreement with the Company's position regarding the conformity of DiaSys' products and the Company's termination of the DiaSys Agreement.

On January 12, 1998, DiaSys filed for arbitration against the Company. In its demand, DiaSys alleges that the Company breached the DiaSys Agreement and that it defamed DiaSys. DiaSys seeks damages in excess of $1 million. As of December 31, 1997, the Company has not accrued any loss contingencies or related expenses in connection with this lawsuit. Management is unable to make a meaningful estimate of the likelihood or amount or range of loss that could result from an unfavorable outcome of the pending litigation. Although the Company believes that it has meritorious defenses which it will pursue vigorously and that the Company has valid counterclaims against DiaSys, there can be no assurance that the ultimate resolution of such dispute, which is expected to occur within one year, will not have a material adverse effect on the Company's liquidity, financial condition and results of operations. The Company and DiaSys are presently in the process of selecting the arbitration panel and a hearing date for the arbitration has not been scheduled.

During 1996, the Company entered into an agreement with MonoGen, Inc. (MonoGen) for the worldwide license rights for a microscope slide preparing technique. During 1997, the Company paid $150,000, upon the execution of an initial research and development contract and delivery by MonoGen of manufacturing documentation. Pending receipt of FDA 510(k) clearance for the sale of MICRO21 systems incorporating or sold in conjunction with the MonoGen monolayer preparation technique for urine cytology, the Company, at its option, could elect to terminate or proceed with the license and product development agreement. During 1997, the Company elected to terminate the agreement resulting in the forfeiture of the $150,000 nonrefundable payment. This amount is recorded as research and development expense in the statement of operations for 1997.

On December 28, 1995, the Company entered into a factoring agreement with a commercial factoring company (the Factor) in which the Factor agreed to purchase a minimum of $3,000,000 of the Company's Coulter accounts receivable, with recourse, over the six-month term of the agreement for 80% of the net amount of the Coulter accounts receivable. The processing fee charged by the Factor was 1.15% of the face amount of each invoice for each 15-day period that the invoice remains unpaid. The factoring agreement was terminated on July 6, 1996. During 1996, the Company received advances of approximately $2,216,000 on approximately $2,775,000 of Coulter accounts receivable, all of which were paid during 1996. Total interest expense incurred under this arrangement during 1996 was $88,000.

The Company leases office equipment and office and warehouse space under renewable operating leases through May 1999. In addition to the basic rent payable under the office leases, the Company is also liable for additional rent on its proportionate share of building operating expenses. Total rent expense incurred for the years ended December 31, 1997, 1996, and 1995 was approximately $379,000, $196,000 and $118,000, respectively.

Future minimum lease payments under operating leases as of December 31, 1997, are as follows: 1998--$352,000; and 1999--$140,000.

The Company has been notified that its product may infringe on patents issued to two other parties. No infringement claim has been asserted against the Company in one of these matters and the Company was a party to legal proceedings regarding the other matter.

On March 7, 1997, the Company entered into a settlement agreement with International Remote Imaging Systems, Inc. ("IRIS") effective March 1, 1997, that grants the Company a license to use, manufacture and sell products utilizing certain patents. The Company has the right to sell its products direct to customers worldwide without payment of any royalty. As consideration, the Company has agreed to pay a royalty of 4% of the net sales price of products sold through one or more distributors to end users in the United States. The Company currently has no agreements to sell products through distributors in the United States. The royalty obligation and the related license agreement expire in September 2000.

10.  COMMON STOCK, WARRANTS AND OPTION PLAN

On October 16, 1995, the Company issued 49,500 shares of common stock as compensation for services rendered. Compensation expense of $165,000 was recorded in connection with the services provided based on a fair market value of $3.33 per share as determined by the Board of Directors.

In March 1996,  the Company  completed  an initial  public  offering  and issued
3,450,000 shares of common stock, raising proceeds of $34,281,435, net of issuance costs of $3,668,565.

The Company has an incentive stock option plan (the Plan) which provides for the granting of incentive stock options to key employees, including officers and directors of the Company who are full-time employees, based upon the determination of the Board of Directors. In addition, the plan provides for the granting of nonqualified stock options to employees, directors or consultants. The Board of Directors has reserved 2,686,500 shares of the Company's common stock for the purpose of issuing stock options under this plan. The exercise price of each incentive stock option granted under the plan may not be less than 100% of the fair market value of the common stock at the date of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding common stock of the Company, the exercise price shall not be less than 110% of the fair market value at the date of grant. In addition, the exercise price of nonqualified stock options granted through 1995 must be at least 10% of the fair market value of the common stock on the date of grant;
upon the consumption of the Company's initial public offering the exercise price, increased to at least 50% of the fair market value of the common stock. Options granted under the Plan vest over a four-year period on a pro rata basis in arrears provided that such vesting will commence on or after an employee has been employed for six months.

During 1996, the Company granted stock options to employees for the purchase of 6,000 common shares at an exercise price of $7 per share. During 1995, the Company granted stock options to employees for the purchase of 140,250 common shares at exercise prices ranging from $2.00-$3.33 per share. Deferred compensation of $13,980 and $404,512 was recorded in connection with the issuance of these options based on a fair market value of $9 per share in 1996 and $3.33-$6.67 per share in 1995 as determined by the Board of Directors. The Company will amortize the deferred compensation over the employees' required service period of four years. Compensation expense for the years ended December 31, 1997, 1996 and 1995, totaled $93,252, $93,833 and $3,155, respectively.

In  December  of 1995,  the  Company's  Board  of  Directors  approved  the 1995
Non-Employee Director Stock Option Plan (the "Director Plan"). Under the Director Plan, each nonemployee and nonconsultant director, other than the former president, is eligible to receive options to purchase 19,800 shares of common stock on the date that they are first elected to the Board of Directors and upon re-election at every third consecutive term. The options granted under the Director Plan will generally become exercisable as to one-twelfth of the optioned shares each fiscal quarter following the date of grant, provided that the optionee continues to serve on the Board of Directors. A total of 268,650 shares are reserved for issuance under the Director Plan. During 1997, options to purchase 19,800 shares of common stock were issued under the Director Plan. No options were granted under the Director Plan in 1996.

Pro forma information regarding net loss and loss per share has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rates of 5.75% and 6.11%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of
 .854 and .398; and a weighted-average expected life of the option of four years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Information regarding these option plans is as follows:


                                                                                 WEIGHTED
                                            NUMBER                               AVERAGE
                                               OF             OPTION             EXERCISE
                                            SHARES            PRICE               PRICE

Options outstanding at January 1, 1995      1,142,400         $0.03--$2.00            -
Granted                                       351,000         $2.00--$3.33            -
Exercised                                    (104,190)           $0.03                -
Canceled                                      (71,175)        $1.36--$2.00            -
                                              --------                                -

Options outstanding at December 31, 1995    1,318,035         $0.04--$3.33          $2.00
Granted                                       422,938                               $7.74
Exercised                                    (117,750)                              $0.82
Canceled                                      (15,600)                             $10.58
                                              --------

Options outstanding at December 31, 1996    1,607,623                               $7.81

Granted                                       476,050                               $5.88
Canceled                                     (182,786)                              $2.73
Exercised                                    (102,811)                              $0.96
                                             --------
Options outstanding at December 31, 1997     1,798,075
                                             =========

Exercisable at December 31, 1997            1,076,642
Exercisable at December 31,1996               810,459

Reserved for future option grants at
December 31, 1997                           2,619,317
Weighted average fair value of options
granted in 1997                                                                     $3.83
                                                                                    =====
Weighted average fair value of options
granted during 1996                                                                 $3.90
                                                                                    =====



SFAS No. 123 requires disclosure of the weighted average exercise prices for the current year only in the initial year of adoption.

Exercise prices for options outstanding as of December 31, 1997, ranged from $.03 to $20.06. The weighted average remaining contractual life of those options is 7.3 years.

The following table sets forth information about stock options outstanding at December 31, 1997:


                                                 WEIGHTED
                                                  AVERAGE          WEIGHTED
                            NUMBER               REMAINING          AVERAGE              NUMBER
 RANGE OF EXERCISE      OUTSTANDING AS OF        CONTRACTUAL        EXERCISE       EXERCISABLE AS OF
     PRICES             DECEMBER 31, 1997          LIFE              PRICE         DECEMBER 31, 1997
$  0.03 - $ 5.25         1,124,040               6.2 years          $ 1.02             925,977
$  5.38 - $10.75           595,735               9.0 years          $ 6.22             125,527
$ 11.00 - $14.75            14,000               7.5 years          $14.33              4,813
$ 15.00 - $20.06            44,500               7.5 years          $17.11              15,375
                            ------                                  ------              ------
                         1,778,275                                  $ 3.27           1,071,692
                         =========                                  ======           =========



For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of compensation expense from stock option awards on pro forma net loss reflects only the vesting of 1995 through 1997 awards in 1997 and the vesting of 1996 and 1995 awards in 1996, in accordance with Statement 123. Because compensation expense associated with a stock option award is recognized over the vesting period, the initial impact of applying Statement 123 may not be indicative of compensation expense in future years, when the effect of the amortization of multiple awards will be reflected in pro forma net loss. The Company's pro forma information follows:

                                                 DECEMBER 31

                                   1997               1996               1995
                                   ----               ----               ----

Pro forma net loss              $12,547,611      $(7,000,652)       $(4,017,561)
                                ===========      ============       ============

Pro forma net loss per share        $(1.15)            $(.70)             $(.70)
                                    =======            ======             ======

During 1994 and 1995, the Company sold shares of common stock to certain investors in private transactions. On December 30, 1994, the Company sold 750,402 shares of common stock at $2 per share realizing cash of $1,171,664, net of issuance costs of $329,140. During 1995, the Company sold 2,264,598 shares of common stock at $2 per share, raising an additional $4,141,557 net of issuance costs of $387,639. Upon completion of these sales, the Company granted to placement agents, retained in connection with these sales, warrants for the purchase of 213,288 shares of the Company's common stock at an exercise price of $2 per share, which expire on July 24, 1999.

On October 5, 1994, warrants to purchase 690,000 shares of common stock, held by the former president of the Company with an exercise price of $1.67 per share, were canceled and replaced with warrants to purchase 300,000 shares of common stock at an exercise price of $1 per share. These warrants are exercisable at any time through October 5, 2001. At December 31, 1996 and 1995, no warrants had been exercised.

In April and May 1994, the Company issued 63,693 warrants, each to purchase one share of stock at $.35, to two holders of notes payable in default. These warrants are exercisable at any time through April 30, 2004. During 1996, 17,979 warrants were exercised.

On June 29, 1994, the Company also issued 274,389 warrants, each to purchase one share of stock at $1.09, to a shareholder in conjunction with the issuance of the $300,000 note payable to that shareholder. These warrants are exercisable any time through July 1, 1999. During 1996, 68,400 warrants were exercised.

On December 12, 1994, in consideration of a shareholder's guaranty of an equipment financing agreement, the Company issued to this shareholder, warrants to purchase 7,500 shares of common stock at an exercise price of $2 per share. These warrants are exercisable at any time through November 16, 1999.

The following table summarizes information relative to the Company's warrants:

                                                   SHARES          PRICE RANGE

Outstanding at January 1, 1995                     662,622         $0.35-$2.50
          Granted                                  231,921               $2.00
                                                   -------
Outstanding at December 31, 1995                   894,543        $0.35--$2.50
          Exercised                               (212,670)       $0.35--$2.50
          Canceled                                 (12,297)              $2.00
                                                   --------
Outstanding at December 31, 1996                    669,576       $0.35--$2.50
          Exercised                                 (23,072)             $2.00
                                                   ---------
Outstanding at December 31, 1997                    646,504       $0.35--$2.50
                                                    =======       ============

Shares of common stock reserved for future issuance at December 31, 1997 are as follows:

Options                                                             2,561,507
Warrants                                                              646,504

                                                                    3,208,011

11.  INCOME TAXES

At December 31, 1997, the Company had tax net operating loss (NOL) carryforwards of approximately $22,707,000 available for income tax purposes that expires through 2012. Section 382 of the IRC, as amended, limits the amount of federal taxable income that may be offset by the pre-existing NOLs of a corporation following a change in ownership (Ownership Change) of the corporation. A portion of the Company's NOLs are currently subject to these limitations because the Company experienced an Ownership Change on June 30, 1995, due to the issuance of common stock.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company had net deferred tax assets totaling approximately $9,582,000 and $4,856,000 at December 31, 1997 and 1996, respectively. However, realization of these deferred assets is not reasonably assured; therefore, they were fully reserved by a valuation allowance of $9,582,000 and $4,856,000 at December 31, 1997 and 1996,
respectively.

Significant components of the Company's deferred income taxes are as follows:

                                                       DECEMBER 31
                                                 1997                1996

NOL carryforwards                            $8,544,000           $3,810,000
Contract settlement                                 ---              779,000
Depreciation                                    141,000               57,000
Amortization                                        ---              (29,000)
Accrued liability                               172,000               66,000
Unamortized stock option cost                    71,000               36,000
Inventory                                       543,000              137,000
Deferred revenue                                111,000                 ----
                                                -------         ------------

                                              9,582,000            4,856,000
Less valuation allowances for
     deferred tax assets                     (9,582,000)         (4,856,000)
                                             -----------         -----------

                                      $                -     $              -
                                      ==================     ================

The net change in the valuation allowance for the years ended December 31, 1997 and 1996, was an increase of approximately $4,726,000 and $2,694,000, respectively, resulting primarily from net operating losses generated during the respective years.

The differences between the benefit for income taxes and the amount which results from applying the federal statutory tax rate of 34% to the loss before extraordinary item is due to the increase in the valuation allowance in 1997 and 1996, resulting in no tax benefit reported in any of these years.

                                                        Year ended December 31
                                                     1997            1996
                                                 -------------- ---------------

Tax at U.S. statutory rate                           (34.00)%       (34.00)%
State taxes, net of federal benefit                   (3.61)         (3.63)
Nondeductible items                                     .19            .25
Change in valuation allowance                         40.29          40.68
Other                                                 (2.87)         (3.30)
                                                 ============== ===============
                                                       --              --
                                                 ============== ===============

12.  OTHER RELATED PARTY TRANSACTIONS

During 1996, the Company leased its manufacturing facility from a member of the Board of Directors. Rent expense incurred under this lease in 1997 and 1996 was approximately $21,000 and $50,000, respectively. In addition, the Company purchased inventory of approximately $241,000 and $250,000 in 1997 and 1996, respectively from a company owned by this individual.

13. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash, accounts receivable, and investments available-for-sale are reflected in the financial statements at fair value because of the short-term maturity of these instruments. The carrying value of the Company's investment in sales-type leases is reflected in the financial statements at fair value calculated based on discounted cash flow using a discount rate of 6%.

14. MANAGEMENT'S PLANS

The Company reported a net loss of approximately $11,729,000 for the year ended December 31, 1997, incurred cumulative losses from inception to December 31, 1997, aggregating approximately $27,102,000, and reported negative cash flows from operations for the year ended December 31, 1997, of approximately
$17,127,000. At December 31, 1997, the Company had working capital of approximately $12,117,000 and shareholders' equity of approximately $15,317,000. Costs and delays associated with the Company's efforts to build its internal sales and service force in the wake of the termination of the Coulter Agreement (see Note 9) adversely affected the Company's business, results of operations and financial condition in 1997. The Company's 1998 operating plan contemplates focusing activities on expanding sales revenue through the efforts of its internal sales, marketing and service force. In addition, during the third quarter of 1997 the Company established a division in Europe to further expand its marketing efforts and during the fourth quarter of 1997 the Company began to offer a short-term rental program. The Company's plan also contemplates implementing cost controls, seeking alternative sources of financing and exploring strategic alternatives. Although management believes that its plan will be successful, there can be no assurance that the Company will be successful in its attempt to expand revenue, secure additional financing or consummate a strategic alternative.

15. FOURTH QUARTER ADJUSTMENTS (UNAUDITED)

Certain adjustments were recorded in the fourth quarter of 1997 which included an adjustment to provide an additional allowance for obsolete inventory of approximately $740,000.

16. RECENT DEVELOPMENTS

During 1998 the Company has experienced a reduction in revenue and increased costs that have adversely affected the Company's current results of operations and its liquidity. However, during 1998, the Company introduced two new products and two additional procedures which management believes offer significant opportunities for expanding the Company's potential customer base in the future. In addition, the Company is currently negotiating with two parties for distribution and licensing agreements associated with sales of the Company's products. Also, during the third quarter of 1998, the Company implemented cost controls and personnel reductions.

In June 1998, the Company issued $3 million of convertible debentures. An additional $7 million of financing is available to the Company, but the availability of such financing is at the discretion of the lender after consideration of the trading characteristics of the common stock, the lender's exposure to the Company at that time, the absence of any material adverse change in the Company's financial condition or operations and the Company's continued compliance with the terms of the financing. The debentures include a requirement that the Company's common stock be listed for trading by Nasdaq. The closing price of the Company's common stock has closed below the Nasdaq National Market minimum requirement on a consistent basis, resulting in the potential for the stock to be delisted from Nasdaq which would constitute an event of default under the convertible debenture agreement, in which event the full principal amount of the debentures, together with all accrued interest thereon, would become immediately due and payable in cash and the availability of the remaining borrowing capacity under the convertible debenture agreement could be further limited. The Company is considering a reverse stock split to rectify this situation, however, there can be no assurance that such action will achieve the intended result or that it will satisfy the event of default under the convertible debenture agreement.

Although management believes that its plans will be successful, there can be no assurance that the Company will be successful in its attempt to expand revenue, secure additional financing or consummate the distribution and licensing agreements.

                                  EXHIBIT 99.2


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

A. OVERVIEW

The Company has developed and is marketing the MICRO21 system, an intelligent, automated microscope system, for diagnostic use in hospital, commercial reference and physician group-practice laboratories. The MICRO21 system is designed to automate a broad range of manual microscopic procedures, potentially enabling the clinical laboratory to reduce costs and exposure to liabilities, enhance analytical accuracy and consistency, increase the productivity of medical technologists and improve patient care.

The Company has settled its dispute with Coulter Corporation ("Coulter") arising from the termination of its exclusive sales and distribution agreement (the "Coulter Agreement") with Coulter. The Company terminated the Coulter Agreement in the fourth quarter of 1996 because of Coulter's revocation of its commitment to purchase $5,500,000 of MICRO21 systems during the third and fourth quarters of 1996 and other breaches of the Coulter Agreement by Coulter. Coulter disputed the Company's termination of the Coulter Agreement, claiming that the Coulter Agreement remained in effect. The parties submitted the dispute to arbitration. After the close of business on March 27, 1997, the parties settled their dispute and entered into a settlement agreement (the "Settlement Agreement"). Under the terms of the Settlement Agreement, the Company granted Coulter the right to purchase MICRO21 systems for distribution worldwide on a nonexclusive basis, at transfer prices set by the Company. To the extent and for so long as the Company sells MICRO21 systems through other distributors, Coulter will have the right to purchase MICRO21 systems on the same terms on a country by country basis. The Company and Coulter agreed to arrangements for the provision of service and support to end users of MICRO21 systems. As part of the settlement terminating Coulter's exclusive rights of sales and distribution, the Company agreed to pay to Coulter approximately $4,600,000, subject to certain offsets, in exchange for: (i) the return of twenty-six (26) of Coulter's used inventory of MICRO21 systems and certain spare parts and equipment; (ii) the assignment of four (4) of Coulter's customer contract receivables; and (iii) reimbursement to Coulter for certain costs incurred in connection with the sale and marketing of the MICRO21 system. In addition, the Company agreed to sell up to twenty-one (21) MICRO21 systems to Coulter at a special discounted transfer price and Coulter agreed to purchase four (4) MICRO21 systems promptly for placement in Japan.

The 26 Coulter units and the four customer contract receivables were returned to the Company in exchange for total payments to Coulter of approximately $3,800,000 in 1997, after giving effect to offsets for damage to the returned units and Coulter's costs incurred in connection with the sale and marketing of the MICRO21 system. As of December 31, 1997, Coulter had purchased 12 MICRO21s at discounted prices and the four (4) MICRO21 systems for placement in Japan. See "Description of Business - Settlement of Dispute with Coulter Corporation; Sales and Distribution," "Item 3. Legal Proceedings," and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Company began to build up internal sales and service organizations following termination of the Coulter Agreement. Since October 1, 1996, the Company's sales, marketing and service personnel have increased from 8 to 49 through March 31, 1998. IMI's marketing group has developed a comprehensive plan that includes lead fulfillment, targeted advertising and an aggressive trade show schedule for both domestic and international markets. In the US, the Company has established three regions comprising nine territories and employs a national accounts manager. Each US territory is assigned a team consisting of a sales representative, a technical application specialist and a regional manager. The Company's domestic service organization consists of four regional field service offices and centralized customer support personnel providing 24-hour coverage. In July 1997, the Company opened an office in the Netherlands to coordinate sales and service efforts in European markets. In January 1998, the Company hired a consultant to coordinate distributors in other international market areas. IMI has field personnel located in Europe, and certified distributors are service representatives in international markets other than Europe.

During the fourth quarter of 1997, the Company began to offer a short-term rental program which provides for monthly or annual rentals of the MICRO21 system. The Company believes that this program will augment its sales and long-term lease programs by giving potential customers the ability to fund a MICRO21 with operating funds, thereby overcoming potential cost barriers associated with limited or non-existent capital expenditure funds. Expansion of the short -term rental program may require that the Company secure additional financing.



B.  RESULTS OF OPERATIONS

Product sales for 1997 of $3,770,489 increased 158 percent over 1996, from $1,460,675. This compares with revenue in 1995 of $1,392,883. The increase in product sales for 1997 was primarily due to sales of MICRO21 systems to hospitals and laboratories. In connection with the Settlement Agreement, the Company recorded, as of December 31, 1996, a sales allowance of $1,938,000 representing the portion of the settlement amount estimated to represent a credit for the return of 26 MICRO21 systems and certain spare parts and equipment. The revenue in 1995 consisted of sales to Coulter Corporation.

Cost of sales for 1997 of $3,328,394 increased 172 percent over 1996, from $1,227,216. This compares with cost of sales in 1995 of $1,135,499. The increase in costs of sales for 1997 is attributable to increased sales and the write down on the MICRO21 systems that remain in inventory. The increase in cost of sales for 1996 was primarily due to sales of MICRO21 systems and peripheral equipment to Coulter.

Selling, general and administrative expenses were $8,183,800 in 1997, compared with $3,960,625 in 1996, an increase of 107 percent. This compares with a 1996 increase of 61 percent over 1995 when selling, general and administrative expenses were $2,462,553. Selling, general and administrative expenses increased in 1997 primarily due to the continued growth of the Company and the need for additional personnel following the Company's termination of the Coulter Agreement. In 1997, selling, general and administrative expenses included consulting fees of $196,728 and the amortization of deferred compensation of $93,252 associated with common stock issued to a member of the Board of Directors. Selling, general and administrative expenses should stabilize now that the sales and service organizations are established.

Research and development expenses were $5,022,670 in 1997, a 138 percent increase over $2,113,565 in 1996. This compares with a 1996 increase of 18 percent over 1995 when research and development expenses were $1,793,769. Research and development expenses increased in 1997 primarily due to resources being utilized in the development of upgrades, procedures, technologies and new products for the MICRO21 system. Research and development expenses will continue to increase in 1998 as new procedures, technologies and products are developed.

In 1996, the Company recorded a provision for contract settlement of $2,062,000. In 1997, under the Settlement Agreement, the Company paid Coulter approximately $1,800,000 fulfilling this obligation, which represented the return of 26 of Coulter's used inventory of MICRO21 systems and certain equipment; the assignment to the Company of four (4) of Coulter's customer contracts; reimbursement to Coulter for certain costs and expenses incurred in its sale and marketing of the MICRO21 systems; and an offset in the Company's favor for damage to units returned by Coulter. See "Item 1. Business - Description of Business - Settlement of Dispute with Coulter Corporation; Sales and Distribution" and "Item 3. Legal Proceedings."

Interest income was $1,035,210 in 1997, a seven percent decrease from $1,112,227 in 1996. The decrease in 1997 was primarily due to a decrease in investment funds. Investments decreased because the funds were used for operations. Interest income in 1995 was $13,046.

Interest expense was $0 in 1997 and $141,699 in 1996, a decrease of $141,699. Interest expense was $175,074 in 1995. In 1997, the decrease in interest expense was due to the Company's lack of debt.


C.  LIQUIDITY AND CAPITAL RESOURCES

In March 1996, the Company completed its initial public offering, selling 3,450,000 shares of common stock at $11.00 per share, resulting in approximately $34,000,000 in net proceeds to the Company. In 1996, the Company paid all long-term notes payable, indebtedness and amounts due to related parties totaling approximately $4,300,000. For the year ended December 31, 1996, cash, cash equivalents and investments increased approximately $25,000,000, primarily due to net cash provided by proceeds from the initial public offering.

In May 1996, the Company employed investment advisors to manage the cash assets of the Company subject to specific restrictions and limitations. The advisors are allowed to buy, sell, exchange and otherwise trade in any stocks, bonds and other securities consistent with the Company's objectives. The specific restrictions and limitations limit the advisors to investments characterized as investment grade only. These investments are classified as available-for-sale.

Investments available-for-sale consist of cash, cash equivalents, asset-backed securities, corporate bonds and U.S. Government agency bonds. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Unrealized holding gains and losses on securities classified as available-for-sale are reported as a separate component of shareholders' equity. During 1997, 1996 and 1995, the Company had cash flow used in operations of $17,126,837, $6,966,570 and $4,410,327, respectively. The decrease in cash flow was primarily due to the net loss from operations.

For the year ended December 31, 1997, net cash provided by investing activities of $17,578,415 was primarily the result of sales of investments available-for-sale for use in operations. In 1996 and 1995, the Company used cash of $25,501,141 and $224,907, respectively, to purchase investments available-for-sale and property and equipment.

For the year ended December 31, 1997, net cash provided by financing activities of $113,585 was primarily the result of proceeds from the exercise of common stock options. During 1996 and 1995, the Company had cash provided by financing activity of $32,679,891 and $3,216,574, respectively, primarily due to proceeds from the sale of common stock from the Company's initial public offering and convertible notes in private placements.

At December 31, 1997, the Company had a net operating loss (NOL) carryforward of approximately $22,707,000 available for income tax purposes that expires through the year 2012. Section 382 of the Internal Revenue Code, as amended, limits the amount of federal taxable income that may be offset by pre-existing NOLs of a corporation following a change in ownership (Ownership Change) of the corporation. A portion of the Company's NOLs are currently subject to these limitations because the Company experienced an Ownership Change on June 30, 1995, due to the issuance of common stock.

The Company intends to expend approximately $5,400,000 in 1998 in research and development to develop new products, procedures and technology.

The Company's 1998 operating plan contemplates focusing activities on expanding sales revenue through the efforts of its internal sales, marketing and service force. In addition, during the third quarter of 1997 the Company established a division in Europe to further expand its marketing efforts and during the fourth quarter of 1997 the Company began to offer a short-term rental program. The Company's plan also contemplates implementing cost controls, seeking alternative sources of financing and exploring strategic alternatives. Although management believes that its plan will be successful, there can be no assurance that the Company will be successful in its attempt to expand revenue, secure additional financing or consummate a strategic alternative.

The Company believes that cash, cash equivalents and investments available for sale, together with projected cash flow from operations, will be sufficient to meet the Company's liquidity and capital requirements for at least twelve months. No assurance exists that the Company will not require additional capital prior to the end of such period. Additional funds may be sought through equity or debt financings. There can be no assurance that commitments for such financings can be obtained on favorable terms, if at all.

RECENT DEVELOPMENTS

During 1998 the Company has experienced a reduction in revenue and increased costs that have adversely affected the Company's current results of operations and its liquidity. However, during 1998, the Company introduced two new products and two additional procedures which management believes offer significant opportunities for expanding the Company's potential customer base in the future. In addition, the Company is currently negotiating with two parties for distribution and licensing agreements associated with sales of the Company's products. Also, during the third quarter of 1998, the Company implemented cost controls and personnel reductions.

In June 1998, the Company issued $3 million of convertible debentures. An additional $7 million of financing is available to the Company, but the availability of such financing is at the discretion of the lender after consideration of the trading characteristics of the common stock, the lender's exposure to the Company at that time, the absence of any material adverse change in the Company's financial condition or operations and the Company's continued compliance with the terms of the financing. The debentures include a requirement that the Company's common stock be listed for trading by Nasdaq. The closing price of the Company's common stock has closed below the Nasdaq National Market minimum requirement on a consistent basis, resulting in the potential for the stock to be delisted from Nasdaq which would constitute an event of default under the convertible debenture agreement, in which event the full principal amount of the debentures, together with all accrued interest thereon, would become immediately due and payable in cash and the availability of the remaining borrowing capacity under the convertible debenture agreement could be further limited. The Company is considering a reverse stock split to rectify this situation, however, there can be no assurance that such action will achieve the intended result or that it will satisfy the event of default under the convertible debenture agreement.

Although management believes that its plans will be successful, there can be no assurance that the Company will be successful in its attempt to expand revenue, secure additional financing or consummate the distribution and licensing agreements.

D. OUTLOOK

This section captioned "Outlook" and other parts of this Annual Report on Form 10-K include certain forward-looking statements within the meaning of federal securities laws. Actual results and the occurrence or timing of certain events could differ materially from those projected in any of such forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Form 10-K. See "Other Factors Relating to Forward-Looking Statements" below.

BUILD-UP OF THE COMPANY'S INTERNAL SALES FORCE; CHANGES IN SALES STRATEGY. Costs and delays associated with the Company's efforts to build its internal sales and service force in the wake of termination of the Coulter Agreement have adversely affected the Company's business, results of operations and financial condition in 1997 and may continue to do so through 1998. However, the Company believes that its understanding of the nature of and advantages of the use of the MICRO21 system and the training it provides and will provide to its internal sales, marketing and service force will ultimately position the Company to achieve better results by selling MICRO21 systems directly to end users than the Company has realized or could realize with an exclusive distribution relationship with one distributor. In addition, the Company's ability to set prices and to sell the MICRO21 system directly to end users will provide the Company with a greater ability to enter into more flexible pricing arrangements with end users who lease or purchase a MICRO21 system. Such flexibility may increase the number of end users who are financially able to purchase or lease a MICRO21 system, result in increased margins on a per-unit basis, and result in increased gross and net revenues to the Company for 1998 and beyond. However, there can be no guarantee or assurance that increased pricing flexibility and direct selling efforts by the Company will result in an increase in the number of potential end users, an increase in sales, or greater margins or gross or net revenues. In addition, while the Company intends to focus its marketing and sales efforts on direct sales, the Company may continue to sell MICRO21 systems to Coulter pursuant to the Settlement Agreement and to other distributors for resale to customers, and substantial sales to distributors may be possible only at transfer prices substantially lower than projected prices for direct sales.

In addition to the foregoing considerations, during the fourth quarter of 1997 the Company began to offer a short-term rental program which provides for monthly or annual rentals of the MICRO21 system. The Company believes that this program will augment its sales and long-term lease programs by giving potential customers the ability to fund a MICRO21 with operating funds, thereby overcoming potential cost barriers associated with limited or non-existent capital expenditure funds. Expansion of the short -term rental program may require that the Company secure additional financing. Additional funds for this purpose may be sought through equity or debt financings. There can be no assurance that commitments for such financings can be obtained on favorable terms, if at all.

PRODUCT DEVELOPMENT. The Company believes that manual performance of clinical laboratory microscopic procedures are costly, time consuming and subject to varying degrees of accuracy and consistency. The Company anticipates that the demand for automated microscopy and its attendant ability to reduce laboratory costs and exposure to liability, enhance analytical accuracy and consistency, increase the productivity of medical technologists and improve patient care will continue to increase in the future. The Company's ability to react quickly to a rise in the demand for automated microscopy products by developing a product or line of products that will perform a broad number of microscopic procedures will be critical to the Company's success. The Company intends to continue to seek to develop, either internally or through licensing arrangements, products that can meet such demand for a variety of automated microscopic procedures. There can be no assurance that the Company's competitors will not develop such products before the Company can, or that any products developed by the Company, even if timely, will receive sufficient FDA clearance or approval or will meet with greater market acceptance than those manufactured by the Company's competitors.

HEALTH CARE COST CONTAINMENT CONSIDERATIONS. The Company believes that pressure in the health care industry to control and contain patient care costs has increased and will continue to increase. Such pressure may result in increased demand for the MICRO21 system from those end users who can benefit from the cost savings and other benefits provided by the MICRO21 system because they will continue to perform the same type and volume of clinical laboratory microscopic procedures. If, however, such cost containment pressures result in an actual reduction in the number and type of clinical laboratory microscopic procedures performed (i.e., a reduction in precautionary testing), the cost savings and other benefits of the MICRO21 systems would decrease, and accordingly, demand for the MICRO21 system may also decrease.

CONSOLIDATION OF MANAGEMENT OF HEALTH CARE FACILITIES. The continuing trend toward consolidation of laboratories and hospitals by acquisitions and through the formation of affiliated and nonaffiliated purchasing groups will create opportunities for penetration of the market by sales efforts directed at the principal decision makers for such groups. IMI entered into two group purchasing agreements in 1997. The first was with Amerinet, a network of over 1900 hospitals and 43 independent laboratories. The second was with Magnet, a network with over 900 hospitals. Market penetration could be more difficult if sales of MICRO21 systems are not made through such large purchasing groups.

ARBITRATION WITH DIASYS CORPORATION. In its demand for arbitration, DiaSys seeks damages in excess of $1,000,000 for IMI's alleged breach of the DiaSys Agreement by failing to pay for products delivered and failing to order and pay for additional products under the DiaSys Agreement. DiaSys also seeks damages for IMI's alleged defamation of DiaSys and its products. IMI denies that it breached the DiaSys Agreement or defamed DiaSys, and believes that it properly rejected products supplied by DiaSys due to non-conformance. IMI also seeks damages for libelous statements made by DiaSys in a July 2, 1997 press release issued by DiaSys, and for delays in IMI's product development efforts caused by DiaSys's breach of the DiaSys Agreement. The arbitration hearing was completed on October 7, 1998 and the parties are required to submit past trial memoranda on or before November 6, 1998. The Company believes that DiaSys's claims are without merit, and that the Company will prevail in the arbitration. However, there can be no assurance that the Company will prevail in the arbitration or in its counterclaim asserted against DiaSys, or that any resolution of the dispute, which is expected to occur within one year, would be on terms favorable to the Company. An adverse decision in the arbitration could have a material adverse effect on the Company's liquidity, financial condition and results of operations.

YEAR 2000 ISSUE

The Company has implemented a process for identifying, prioritizing and modifying or replacing certain computer and other systems and programs that may be affected by the Year 2000 issue. The Company is also monitoring the adequacy of the manner in which certain third parties and third party vendors of systems are attempting to address the Year 2000 issue. The Company has substantially completed an assessment of its computer and embedded systems and determined that it needed to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. While the Company believes its process is designed to be successful, because of the complexity of the Year 2000 issue, and the interdependence of organizations using computer systems, it is possible that the Company's efforts, or those of third parties with whom the Company interacts, will not be successful or satisfactorily completed in a timely fashion.

The Company estimates that the total cost that it will incur in connection with attempting to address the Year 2000 issue, including assessment development of a modification or replacement plan, purchase of new hardware and software and implementation of the modification or replacement plan or software, will be approximately $50,000. To date, the Company has incurred approximately $35,000 (all of which has been expensed). The Company funded the costs incurred to date through cash flow from operations and expects to fund future costs through cash flow from operations.

The project is estimated to be completed by September 1999, which is prior to any anticipated impact on the Company's operating systems. The Company believes that with modifications to existing software, conversions to new software and replacement or modification of certain embedded systems, the Year 2000 issue will not pose significant operational problems. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue would have a material adverse impact on the Company's business, financial condition and results of operations.

The estimated costs of the project and the date on which the Company believes necessary modifications and replacements to address the Year 2000 issue will be completed are based on management's estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. As the Company progresses in addressing the Year 2000 issue, estimates of costs could change, and there can be no assurance that the Company will not experience cost overruns or delays in connection with its plan for modifying or replacing systems and programs. In addition, it may not be possible to adequately assess the impact of the failure of third parties to adequately address the Year 2000 issue. As a result, actual operating results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained to address the Year 2000 issue, the ability to locate and correct all relevant computer codes and similar uncertainties.

Due to the fact that the Company believes it has secured sufficient resources to address the Year 2000 issue as it relates to its computer systems, the assessment of embedded systems is complete and the Company does not believe that the contingency planning is warranted at this time. The assessment of third parties external to the Company is underway, and the results of this assessment, when completed, may reveal the need for contingency planning at a later date. The Company will regularly evaluate the need for contingency planning based on the progress and findings of the Year 2000 project.

E. OTHER FACTORS RELATING TO FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Report on Form 10-K, including, without limitation, those described under "Outlook" above, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to differ materially from any future results, performance or achievements of the Company or events, or timing of events, relating to the Company expressed or implied by such forward-looking statements. Such factors include, among others, those described in Item 1. "Business," Item 3. "Legal Proceedings," and Item 7. "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the following:

     -    the  delay  in  the  Company's   achievement  of  substantial   market
          penetration and widespread acceptance of the MICRO21 system, the Hematology Slide Master or the UriSlide Master;

     - the delays and impediments to customer acceptance associated with industry and market perception of the historical dispute, even though now settled, between the Company and Coulter;

     - the inability of the Company to enter into alternative exclusive distribution arrangements due to certain rights granted to Coulter under the Settlement Agreement;

     - the risk that expansion of sales in foreign markets may be possible only through distributors, such as Coulter, at transfer prices too low for favorable profitability;

     - the potential failure of the Company's sales force, and Coulter or other distributors, to sell or rent MICRO21 systems in amounts sufficient to help the Company achieve its sales goals;

     -    the  expense  of  product   development  and  the  related  delay  and
          uncertainty as to receipt of any requisite FDA clearance or other government clearance or approval for new products and new procedures for use on the MICRO21 system;

     - the uncertainty of profitability and sustainability of revenues and profitability;

     - the possible need for capital because of changes in sales strategy to offer the MICRO21 on a short-term rental basis; and

     - the uncertainty of obtaining capital for future capital needs, especially in the event of further delays in anticipated widespread market acceptance for the MICRO21 system.